================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                  LIBBEY INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                  LIBBEY INC.

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT

--------------------------------------------------------------------------------

                                  MEETING DATE
                                  MAY 1, 1997


                            YOUR VOTE IS IMPORTANT!
      Please mark, date and sign the enclosed proxy card and promptly return it to the Company in the enclosed envelope.


                                                              [Libbey Logo]

                                  LIBBEY INC.
                                 P.O. BOX 10060
                               300 MADISON AVENUE
                            TOLEDO, OHIO 43699-0060

   -------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
   -------------------------------------------------------------------------

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Libbey stockholders which will be held Thursday, May 1, 1997, at 2:00 p.m. in the Belvedere Room at The Toledo Club, 235 14th Street (Madison Avenue and 14th Street), Toledo, Ohio.

     At the meeting, stockholders will elect two directors for a term of three years and will transact such other business as may properly come before the meeting.

     The close of business on March 14, 1997 is the record date for voting at the meeting. Only stockholders owning the Company's common stock, par value $.01 per share, on the record date are entitled to notice of, and to vote at, the Annual Meeting.

     Please sign, date and return your Proxy in the enclosed envelope as soon as possible so that your shares can be voted at the meeting. If the shares are held in more than one name, all holders of record should sign.

     Management sincerely appreciates your support.

                                            By Order of the Board of Directors,

                                            John F. Meier
                                            Chairman of the Board and Chief
                                            Executive Officer

                                            Arthur H. Smith
                                            Secretary

March 28, 1997
Toledo, Ohio

                                  LIBBEY INC.

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation on behalf of the Board of Directors of Libbey Inc., a Delaware corporation ("Libbey" or "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company ("Annual Meeting"), to be held in the Belvedere Room at The Toledo Club, 235 14th Street (Madison Avenue and 14th Street), Toledo, Ohio at 2:00 p.m., and at any and all adjournments thereof. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on or about March 28, 1997. A complete list of stockholders entitled to vote at the Annual Meeting will be maintained at the Company's principal executive offices at 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060 for a period of at least ten days prior to the Annual Meeting.

     Only stockholders of record at the close of business on March 14, 1997 will be entitled to vote at the meeting. At such date, there were 15,082,931 shares of the Company's common stock outstanding. Each share of common stock is entitled to one vote. The holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Votes cast in person or by proxy will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the matter to which the abstention applies. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. The common stock outstanding on the record date held by the trustee under the Company's Stock Purchase and Supplemental Retirement Plan, Stock Purchase and Retirement Savings Plan and Long-Term Savings Plan and Trust will be voted by the trustee in accordance with written instructions from participants in such plans or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares of each respective plan for which instructions were received.

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation and By-Laws provide that the Board of Directors is divided into three classes. Each year the stockholders are asked to elect the members of a class for a term of three years.

     On March 3, 1997, the Board of Directors acknowledged the retirement of Board member Joseph H. Lemieux. The Company wishes to acknowledge the generous service and valuable counsel of Mr. Lemieux who has served on the Board of Directors since 1987.

     Currently, the term of office for members of Class I of the Board of Directors will expire on the date of the Annual Meeting in 1997. The members of Class I are John F. Meier and Gary L. Moreau. The Board of Directors has fixed the number of directors to be elected at the 1997 Annual Meeting at two and has nominated Mr. Meier and Mr. Moreau for election to Class I. Those persons who are elected directors at the 1997 Annual Meeting will hold office until their terms expire on the date of the 2000 Annual Meeting or until the election and qualification of their successors. The terms of office of the members of Class II and Class III of the Board of Directors will expire, respectively, on the date of the Annual Meeting in 1998 and 1999.

     So far as the Board has been advised, only the two persons named above as nominees will be nominated for election as directors at the Annual Meeting. It is intended that the shares represented by proxies in the accompanying form will be voted for the election of these two nominees unless authority to so vote is withheld. The nominees have consented to being named herein and to serve if elected. If either of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors or the number of directors may be reduced accordingly. The Board, however, expects each of the nominees to be available. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A stockholder entitled to vote for the election of directors may withhold authority to vote for all or certain nominees.

     The following information, which has been provided by the directors, sets forth for each of the nominees for election to the Board of Directors and for each director whose term continues, his name, age, principal occupation and employment during at least the past five years, the name of the corporation or other organization, if any, in which such occupation and employment is carried on and the period during which such person has served as a director of the Company.

1997 NOMINEES (CLASS I)

     JOHN F. MEIER, age 49, has been a director of the Company since 1987 and Chairman of the Board and Chief Executive Officer of the Company since June 1993. Mr. Meier was Executive Vice President and General Manager of the Company from December 1990 to June 1993. From May 1987 to December 1990, Mr. Meier was Vice President, Director of Sales and Marketing of the Company.

     GARY L. MOREAU, age 42, has been a director of the Company since September 1996. Mr. Moreau is President and Chief Executive Officer of Lionel LLC, a position he has held since January 1996. From 1991 until that time, Mr. Moreau served as President and Chief Operating Officer of Oneida Ltd. Mr. Moreau is a member of the Audit and Compensation Committees of the Board of Directors. Mr. Moreau is also a director of GSW, Inc.

     The Board of Directors unanimously recommends a vote FOR both nominees.

CONTINUING DIRECTORS:

     WILLIAM A. FOLEY, age 49, has been a director of the Company since September 1994. Mr. Foley has been Chairman of the Board, President and Chief Executive Officer of Lesco, Inc. since October 1994. From July 1993 to October 1994, he was President and Chief Executive Officer of Lesco, Inc. From 1990 to July 1993, he was President and Chief Executive Officer of Imperial Wall Coverings. He is a member of Class III of the Board of Directors and a member of the Audit and Compensation Committees. Mr. Foley is also a director of Alltrista Corporation.

     PETER C. MCC. HOWELL, age 47, has been a director of the Company since October 1993. Mr. Howell has been Chairman and Chief Executive Officer of Health
o meter, Inc. since August 1994. From 1989 to August 1994, Mr. Howell was President, Chief Executive Officer and a director of Mr. Coffee, inc. He is a member of Class II of the Board of Directors and a member of the Audit and Compensation Committees.

     RICHARD I. REYNOLDS, age 50, has been a director of the Company since June 1993. Mr. Reynolds has been the Executive Vice President and Chief Operating Officer of the Company since November 1995. From June 1993 to November 1995, Mr. Reynolds was Vice President and Chief Financial Officer of the Company. From January 1989 until June 1993, Mr. Reynolds was Vice President, Director of Finance and Administration of the Company. He is a member of Class II of the Board of Directors.

     TERRY L. WILKISON, age 55, has been a director of the Company since 1987. Mr. Wilkison has been Executive Vice President, of Owens-Illinois, Inc. with responsibilities for its West coast operations since November 1996. From May 1993 to November 1996 he was Executive Vice President, Domestic Packaging Operations of Owens-Illinois. He was Vice President and General Manager of Plastics, Closures and Prescription Products of Owens-Illinois from 1992 to May 1993 and Vice President and General Manager of the Specialty Glass Operations of Owens-Illinois from 1987 to 1992. He is a member of the Class III of the Board of Directors and a member of the Audit and Compensation Committees.

COMPENSATION OF DIRECTORS:

     Non-management directors receive a retainer for service on the Board, a fee for attendance at Board meetings of $750 per meeting and a fee for attendance at committee meetings of $500 per meeting. The retainer for service on the Board was at the annual rate of $18,000 for the period January 1, 1996 through July 31, 1996 and at the annual rate of $21,000 for the period August 1, 1996 through December 31, 1996. The retainer and all fees are payable in cash quarterly or subject to deferral. In 1996, each of the directors except Mr. Moreau elected to defer all or a portion of the retainer and fees into an account, the value of which is based upon the value of the Company's common stock plus dividends. Management directors do not receive additional compensation for service on the Board of Directors.

BOARD MEETINGS AND COMMITTEES OF THE BOARD:

     The Board of Directors met six times during 1996. During 1996, each incumbent member of the Board of Directors, other than Mr. Foley (who attended all meetings except the Board meeting and two committee meetings held on November 21), attended 75% or more of the aggregate number of meetings of the Board and of committees of the Board of which he was a member.

     The Board of Directors currently has an Audit Committee and a Compensation Committee. The Company does not have a nominating committee or any regularly constituted committee performing the functions of such a committee. The Audit Committee makes recommendations to the Board of Directors as to the engagement or discharge of the independent auditors; reviews the plan and results of the auditing engagement with the independent auditors; reviews the scope and results of the Company's internal auditing procedures; reviews the adequacy of the Company's system of internal accounting controls; and directs and supervises investigations into matters within the scope of its duties. The Audit Committee met twice during 1996. The Audit Committee is comprised of Messrs. Howell, Foley, Moreau and Wilkison.

     The Compensation Committee of the Board of Directors is comprised of directors who are not officers or employees of the Company and are not eligible to participate in any of the Company's executive compensation programs. The Committee has overall responsibility for administering the executive compensation program of the Company. The Committee regularly evaluates the executive compensation program to ensure its appropriateness in the context of the Company's business and its competitiveness with the compensation practices of other companies. From time to time, the

Committee seeks the advice of independent experts in evaluating plan design, compensation levels and administration. Each year the Compensation Committee reviews and approves salaries for the executive officers of the Company. The Committee is also responsible for administering the Stock Option Plan for Key Employees and certain other incentive compensation plans covering executive officers. The Committee met twice during 1996. The Committee is comprised of Messrs. Wilkison, Foley, Howell and Moreau.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation paid by the Company for the last three completed fiscal years to the Company's Chief Executive Officer ("CEO") and the four most highly compensated executive officers other than the CEO who were serving as such at the end of 1996 (the "named executive officers").

SUMMARY COMPENSATION TABLE:

                                                                                 LONG-TERM COMPENSATION
                                                                         --------------------------------------
                                     ANNUAL COMPENSATION                          AWARDS               PAYOUTS
                          ------------------------------------------     -------------------------     -------
                                                              OTHER
                                                             ANNUAL      RESTRICTED       SHARES                   ALL OTHER
                                                             COMPEN-       STOCK        UNDERLYING       LTIP        COMPEN-
NAME & PRINCIPAL POSITION YEAR     SALARY(1)     BONUS(2)    SATION(3)     AWARDS        OPTIONS       PAYOUTS      SATION(4)
------------------------- ----     --------     --------     -------     ----------     ----------     --------     ---------
John F. Meier             1996     $353,333     $139,920           0          0            25,000          0         $ 9,925
  Chairman of the Board   1995     $312,917     $179,100           0          0            22,500          0         $ 9,388
  and Chief Executive     1994     $277,500     $225,000     $22,893          0             5,000          0         $ 8,325
  Officer
Richard I. Reynolds       1996     $212,708     $ 70,000     $   241          0            16,000          0         $ 6,381
  Executive Vice          1995     $179,958     $ 80,000     $ 2,719          0            14,000          0         $ 5,399
  President and           1994     $159,583     $100,000     $16,076          0             4,000          0         $ 4,787
  Chief Operating Officer
Robert R. Falter          1996     $170,100     $ 44,906     $ 1,673          0             6,200          0         $ 5,103
  Vice President,         1995     $160,417     $ 62,242     $ 2,842          0             6,000          0         $ 4,813
  Manufacturing and       1994     $150,625     $ 80,000     $16,276          0             2,500          0         $ 4,519
  Engineering
L. Frederick Ashton       1996     $156,387     $ 41,286     $   187          0             6,500          0         $ 4,692
  Vice President, General 1995     $148,958     $ 57,796     $ 2,759          0             6,000          0         $ 4,469
  Sales Manager           1994     $138,750     $ 72,000     $14,556          0             2,500          0         $ 4,163
Arthur H. Smith           1996     $152,628     $ 39,050     $    33          0             8,500          0         $ 4,579
  Vice President,         1995     $143,000     $ 50,000           0          0             7,500          0         $ 4,290
  General Counsel &       1994     $134,667     $ 65,000     $14,449          0             2,000          0         $ 4,040
  Secretary

---------------

1 Includes amounts deferred at the election of the named executive officer pursuant to the salary reduction provisions of benefit plans.

2 The amounts disclosed in this column represent awards under the Libbey Inc.
  Senior Management Incentive Plan.

3 The amounts disclosed in this column for 1995 and 1996 represent amounts reimbursed for the payment of taxes payable with respect to perquisites. The amounts disclosed in this column for 1994 represent amounts reimbursed for the payment of taxes payable with respect to perquisites and payment in lieu of implementation of a long term incentive compensation plan. In each year, the aggregate incremental cost of perquisites and other personal benefits for any executive officer did not exceed the lesser of $50,000 or 10% of base salary plus bonus.

4 The amounts disclosed in this column represent matching cash contributions to the Libbey Inc. Stock Purchase and Retirement Savings Plan, a defined contribution plan, and the Libbey Inc. Executive Savings Plan, a non-qualified plan designed to provide similar benefits to the extent such benefits cannot, under limitations of the Internal Revenue Code, be provided by the Stock Purchase and Retirement Savings Plan.

OPTION GRANTS IN 1996:

     The following table sets forth information on stock option grants to the named executive officers during 1996 pursuant to the Company's Non-Qualified Stock Option Plan for Key Employees. The Company does not maintain a stock appreciation rights plan covering executive officers.

                                                                                                    GRANT DATE
                                       INDIVIDUAL GRANTS                                              VALUE
------------------------------------------------------------------------------------------------    ----------
                                           NUMBER OF
                                             SHARES       % OF TOTAL
                                           UNDERLYING       OPTIONS
                                            OPTIONS       GRANTED TO                                GRANT DATE
                                            GRANTED      EMPLOYEES IN     EXERCISE    EXPIRATION     PRESENT
                  NAME                        (#)         FISCAL YEAR      PRICE         DATE        VALUE(1)
-----------------------------------------  ----------    -------------    --------    ----------    ----------
John F. Meier............................    25,000          17.72        $ 26.875      12/03/06     $251,000
Richard I. Reynolds......................    16,000          11.34        $ 26.875      12/03/06     $160,640
Robert R. Falter.........................     6,200           4.40        $ 26.875      12/03/06     $ 62,248
L. Frederick Ashton......................     6,500           4.61        $ 26.875      12/03/06     $ 65,260
Arthur H. Smith..........................     8,500           6.03        $ 26.875      12/03/06     $ 85,340

---------------

1 Options are all granted at the fair market value at the date of the grant and become exercisable to the extent of 40% of the grant on the first anniversary of the grant and thereafter an additional 20% of the grant becomes exercisable on each of the second, third and fourth anniversaries of the grant.

  Present value is calculated using the Black-Scholes option pricing model. Assumptions used in calculating the reported values include (a) an expected volatility based on the monthly change for the thirty-nine month period June 18, 1993 through August 30, 1996, (b) a weighted average risk-free rate of return of 5.99%, (c) dividend yield of 1.12%, and (d) a time of exercise of seven years. No adjustments were made for non-transferability or forfeiture.

AGGREGATED OPTION EXERCISES AND YEAR-END VALUES:

     The following table sets forth the aggregate dollar value of unexercised options held at the end of 1996 by the named executive officers. The value is based upon a share price of $27.875, the closing price on the New York Stock Exchange on December 31, 1996. None of the named executive officers exercised any options in 1996.

                                                                   NUMBER OF SHARES             VALUE OF UNEXERCISED
                                                                  UNDERLYING OPTIONS            IN-THE-MONEY OPTIONS
                             SHARES ACQUIRED       VALUE               AT FY-END                      AT FY-END
            NAME               ON EXERCISE       REALIZED      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
---------------------------- ----------------    ---------    ---------------------------     -------------------------
John F. Meier...............        0                0          122,122          68,031       $1,716,440      $523,337
Richard I. Reynolds.........        0                0          102,990          49,748       $1,466,538      $428,602
Robert R. Falter............        0                0           96,371          33,918       $1,404,456      $379,130
L. Frederick Ashton.........        0                0           64,278          26,195       $  927,073      $260,088
Arthur H. Smith.............        0                0           98,939          37,485       $1,437,668      $391,952

RETIREMENT PLANS:

     The Company maintains a qualified retirement plan, the Salary Retirement Plan ("Salary Plan"), for its salaried employees, including executive officers, and a Supplemental Retirement Plan ("SERP"), which is a non-qualified plan designed to provide substantially identical retirement benefits to the extent that such benefits cannot, under the limitations of the Internal Revenue Code, be provided by the Salary Plan.

     The following table illustrates the estimated annual retirement benefits which would be provided under the Salary Plan and the SERP for all executive officers in various average earnings classifications upon normal retirement at age 65:

  HIGHEST
CONSECUTIVE
THREE-YEAR                                               YEARS OF CREDITED SERVICE
  AVERAGE       -----------------------------------------------------------------------------------------------------------
 EARNINGS           15              20              25              30              35              40              45
-----------     -----------     -----------     -----------     -----------     -----------     -----------     -----------
  100,000        $   19,093      $   25,458      $   31,822      $   38,187      $   44,551      $   47,051      $   49,551
  125,000        $   24,298      $   32,398      $   40,497      $   48,597      $   56,696      $   59,821      $   62,946
  150,000        $   29,503      $   39,338      $   49,172      $   59,007      $   68,841      $   72,591      $   76,341
  175,000        $   34,708      $   46,278      $   57,847      $   69,417      $   80,986      $   85,361      $   89,736
  200,000        $   39,913      $   53,218      $   66,522      $   79,827      $   93,131      $   98,131      $  103,131
  225,000        $   45,118      $   60,158      $   75,197      $   90,237      $  105,276      $  110,901      $  116,526
  250,000        $   50,323      $   67,098      $   83,872      $  100,647      $  117,421      $  123,671      $  129,921
  300,000        $   60,876      $   81,168      $  101,460      $  121,752      $  142,044      $  149,544      $  157,044
  400,000        $   82,305      $  109,739      $  137,174      $  164,609      $  192,044      $  202,044      $  212,044
  450,000        $   93,019      $  124,025      $  155,031      $  186,038      $  217,044      $  228,294      $  239,544
  500,000        $  103,733      $  138,311      $  172,889      $  207,466      $  242,044      $  254,544      $  267,044
  600,000        $  125,162      $  166,882      $  208,603      $  250,323      $  292,044      $  307,044      $  322,044
  700,000        $  146,590      $  195,454      $  244,317      $  293,181      $  342,044      $  359,544      $  377,044

     At December 31, 1996, Messrs. Meier, Reynolds, Falter, Ashton and Smith had total Credited Service under the Salary Plan and the SERP, respectively, of 26 years, 26 years, 37 years, 26 years and 28 years.

     The above pension table sets forth benefits calculated on a straight-life annuity basis and reflects the greater of the regular benefit or the "grandfathered" benefit available under the formula in effect prior to January 1, 1989. The regular benefit does not contain an offset for social security or other amounts, whereas the "grandfathered" benefit does provide for a partial offset for social security benefits.

     Annual covered earnings include base salary and amounts earned under the Senior Management Incentive Plan and the covered compensation under the Plans is the highest consecutive three year average of such amounts. The retirement benefit may be adjusted if the employee has more or less than 35 years of credited service or retires prior to age 65. The Salary Plan and the SERP provide for additional benefit accruals beyond age 65 and for annual annuity benefits as well as an optional lump sum form of benefit. The lump sum option is designed to be equivalent in value to that of the lifetime annual annuity benefit.

EXECUTIVE EMPLOYMENT AGREEMENTS:

     Libbey has entered into employment agreements with each of the Company's executive officers, including the named executive officers, that entitle them to receive their base salaries and to participate in designated benefit plans of the Company. Each employment agreement also provides that the officer's employment is not for any specified term and may be terminated at any time. In addition, each agreement provides that, in the event of the officer's termination other than for "cause" (as defined in the agreements), payment of base salary will continue for two years in Mr. Meier's case and one year in the case of the other executive officers. The employment agreements also provide that the officer's base salary may be adjusted periodically and that benefit plans in which the officer is entitled to participate may be adjusted or terminated by the Company at any time, but that no vested or accrued benefit may be adversely affected.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS:

     The Compensation Committee is comprised of Messrs. Foley, Howell, Moreau, Wilkison and prior to his retirement from the Board, Mr. Lemieux. Mr. Lemieux is Chairman of the Board and Chief Executive Officer of Owens-Illinois and Mr. Wilkison is an Executive Vice President of Owens-Illinois. Prior to completion of the Company's initial public offering, both Mr. Lemieux and Mr. Wilkison were directors of the Company and Mr. Wilkison held certain officer positions with the Company and certain of its subsidiaries. In connection with the Company's initial public offering and separation from Owens-Illinois, the Company entered into a Management Services Agreement with Owens-Illinois for the provision of services to the Company by a subsidiary of Owens-Illinois for a monthly fee and certain other charges, including computer and other services. The current term of this Agreement continues until March 30, 1997 with respect to computer services and continues thereafter subject to notice by either party. The current term of this Agreement with respect to services other than computer services continues until December 31, 1997 and will automatically renew for additional one year terms subject to termination by either party at the end of each year. The Agreement, with respect to any or all services, is terminable by the Company subject to thirty days notice of termination and by Owens-Illinois subject to thirty days notice of termination if it ceases to provide such services to its affiliated companies. During 1996, the Company paid approximately $1,987,000 to Owens-Illinois under this Agreement.

     In connection with the Company's initial public offering, the Company and Owens-Illinois entered into certain other agreements with respect to various matters. These agreements included: (i) a tax allocation and indemnification agreement pursuant to which (a) Owens-Illinois will, subject to certain limitations, indemnify the Company and its affiliates from liability for any and all income taxes of the Owens-Illinois affiliated group or any member thereof, including the Company and its affiliates, for taxable periods ending on or before June 24, 1993, the completion of the Company's initial public offering;
(b) the Company and its affiliates will indemnify the Owens-Illinois affiliated group from liability for any and all income taxes of the Company and its affiliates for taxable periods after June 24, 1993; and (c) the Company and its affiliates will pay Owens-Illinois for the benefit derived by the Company or any affiliate from the use of certain Owens-Illinois tax benefits; (ii) a pension and savings plan agreement pursuant to which (a) the Company adopted pension and savings plans ("Libbey Plans") for its employees and former employees to provide benefits accrued as of June 24, 1993 under the existing pension and savings plans of Owens-Illinois in which such employees and former employees participated ("Owens Plans"); (b) Owens-Illinois caused the Owens Plans, in the case of the pension plans, to transfer assets to the Libbey Plans in excess of that required to satisfy the plan asset and liability transfer requirements under Section 414(I) of the Internal Revenue Code of 1986, as amended, or in the case of the savings plans, to transfer the accounts of the employees and former employees and assets equal to the balance thereof; and (c) Libbey caused the Libbey Plans to accept and assume from the Owens Plans, and be liable for, all liabilities and obligations attributed to the Libbey employees and former employees and to indemnify and hold Owens-Illinois and the Owens Plans harmless from and against all claims made by any current or former Libbey employee for benefits accrued under the Owens Plans; and (iii) a cross-indemnity agreement pursuant to which (a) each of Owens-Illinois and the Company remain liable for, and indemnify and hold harmless, the other and its subsidiaries for liabilities arising out of, relating to, based upon or incurred in connection with their own businesses and operations, except that Owens-Illinois agreed to indemnify the Company and its subsidiaries to the extent that their liabilities, if any, in connection with their disposal of waste at waste disposal sites in which the Company, directly or through Owens-Illinois, is or may be a potentially responsible party and which was the subject of pending proceedings as of June 24, 1993, exceed $3,000,000 and except that Owens-Illinois assumed all liability for post-retirement health and life insurance benefits due to former employees of Libbey who retired prior to June 24, 1993.

     In addition, through a subsidiary of the Company, a supplier-customer relationship exists with a subsidiary of Owens-Illinois whereby the Company sells products subject to receipt of purchase orders acceptable to the Company.

COMPENSATION COMMITTEE REPORT:

     Compensation Policies Applicable to Executive Officers. The Company's overall compensation program for salaried employees has been established and is administered to ensure that employee compensation motivates superior job performance and the achievement of business objectives. With respect to executive officer compensation, the policies followed in designing and administering this component of the overall program are based upon the main objective of increasing stockholder value through increasing operating income and return on invested capital. The Compensation Committee believes that this can best be accomplished by an executive compensation program which (1) attracts and retains highly qualified individuals; (2) includes major components directly linked to increases in recognized measures of stockholder value; and (3) rewards superior performance as measured by financial and non-financial factors. Compensation for executive officers is currently deductible for federal income tax purposes and the Committee intends to structure the Company's compensation and benefit plans to meet the currently proposed requirements for continued deduction.

     Executive officer compensation consists of annual base salary and annual incentive awards. Annual base salaries plus target annual bonus awards are set at levels which are intended to be competitive within the industry and with companies of comparable size. In 1996, Towers Perrin, a nationally recognized compensation and employee benefits consulting firm, was retained to assist the Company in assessing the competitiveness of base salary and target total cash compensation. In this assignment Towers Perrin reviewed the Company's executive compensation program. In conducting this review it examined the following survey sources: Towers Perrin, Executive Compensation Data Base, 1996; Executive Compensation Services Report on Top Management Compensation, 1996, 1997; and one private survey source. The Company was compared to companies within the general and consumer products industries with sales of $358 million. The peer group used by the Company to measure the performance of its stock was not used to compare compensation in view of significant differences between the Company and the peer group with regard to capital structure and the diversity, size and scope of the businesses in which various members of the peer group engage.

     The Committee intends to review base salaries annually, and in consultation from time to time with outside professional advisers, intends to make adjustments depending upon competitive salary levels, past individual performance as measured by both qualitative and quantitative factors and the potential for making significant contributions in the future. Individual factors are expected to be more significant than overall Company performance in a particular year in determining base salary levels and the rate of increase, while Company performance is expected to be more significant in determining short and long-term incentive compensation.

     The incentive compensation components of the executive compensation program are designed to provide rewards for past contributions and motivation for future performance. The performance goals and criteria for these components are tied directly to factors which the Committee believes will enhance the financial success of the Company and increase stockholder value. Thus, the total payouts under the annual incentive plan are determined primarily by the Company's performance against operating budget goals and in particular operating income and Economic Value Added or EVA(R)(1) budget goals. However, qualitative factors such as progress in implementing strategic plans, and employee commitment to, and involvement in, Company goals are important elements in determining payout levels. The Committee believes that these and other qualitative factors will lead to the increased profitability of the Company and should be recognized and taken into consideration in determining the payout levels. Total actual payouts may be adjusted above or below target amounts based upon Company performance which exceeds or fails to meet preestablished goals. Individual performance against established goals will affect individual payments.

     The Committee believes that a stock-based incentive plan is an important element of long-term compensation. The value of such plans for the executive is tied directly to stock price increases and thus provides strong incentives for increasing stockholder value. It was determined that a stock option plan with exercise prices set at market value on the date of grant would focus management's attention on earnings performance sustained on a long-term basis. The initial Libbey Inc. Stock Option Plan for

---------------

(1)EVA is a registered trademark of Stern Stewart & Co.

Key Employees ("Option Plan") was approved by the Board of Directors and stockholders of the Company prior to completion of its initial public offering on June 24, 1993 and in 1995 the Board of Directors and the Stockholders of the Company approved and adopted an Amended and Restated Libbey Inc. Stock Option Plan for Key Employees. The Option Plan is a broad-based program covering executive officers and other management employees. Exercise dates are deferred for one year from date of grant subject to acceleration in specified instances. The number of shares covered by option grants is based upon the individual's potential to make a contribution to the earnings growth of the Company. All of the executive officers listed in the Compensation table of this proxy statement were equity investors in the Company and were granted stock options at the time of the Company's initial public offering on June 24, 1993.

     Compensation of Chief Executive Officer. The compensation policies described above apply as well to the compensation of the Chief Executive Officer ("CEO"). The Compensation Committee is directly responsible for determining the salary level of the CEO and for all awards and grants to the CEO under the incentive components of the compensation program. The overall compensation package for the CEO is designed to recognize that the CEO bears primary responsibility for increasing the value of stockholders' investments. Thus, a substantial portion of the CEO's compensation is incentive-based, providing greater compensation as direct and indirect financial measures of stockholder value increase. The Committee believes that the current and changing business and industry environment requires a high degree of leadership, innovation and prudent risk taking in order to meet and sustain corporate objectives for increasing stockholder value. The CEO's compensation is thus structured and administered to motivate and reward the successful exercise of these qualities.

     The annual base salary and target bonus level of the CEO, as with other executives, is based upon a review, in consultation with the Committee's outside consultants, of similar positions within the industry and of companies of comparable size. The incentive components of the CEO's compensation package consist of the annual incentive award and stock options. The factors described above for all executive officers are also used in determining the level of awards, grants and payouts under these plans for the CEO.

     The Committee believes that the CEO's compensation for 1996 was directly related to the size and the overall performance of the Company as measured by financial criteria and important qualitative factors. Successful financial performance during the year was measured by the growth in operating income and earnings per share and increased financial strength. In addition, the CEO's compensation reflected (1) progress in implementing the growth objectives of the Company as reflected in earnings growth from existing assets, and (2) continued development of an effective senior management team.

                                          Terry L. Wilkison, Chairman
                                          William A. Foley
                                          Peter C. McC. Howell
                                          Gary L. Moreau

PERFORMANCE GRAPH:

     The graph below compares the total stockholder return on Libbey common stock to the cumulative total return for a broad market index (the Standard & Poor's 500 Stock Index) and to the cumulative total return for a peer group. The indices reflect the year end market value of an investment in the stock of each company in the index, including additional shares assumed to have been acquired with cash dividends, if any.

     The peer group consists of Corning, Inc., Ekco Group Inc., General Housewares Corp., Lancaster Colony Corp., Newell Co., Oneida Ltd., Premark International Inc. and Rubbermaid Inc. These eight companies were chosen because their lines of business or product end uses are comparable to those of the Company. The peer group is limited to those companies for which market quotations are available.

     The graph assumes a $100 investment in Libbey stock on June 18, 1993 at the initial public offering price of $13 on that date and also assumes investments of $100 in each of the S&P 500 and the peer group indices, respectively, on June 18, 1993. The value of these investments on December 31, 1996 is shown in the table below the graph.

                            LIBBEY PERFORMANCE GRAPH

   MEASUREMENT PERIOD                    STANDARD &
 (FISCAL YEAR COVERED)    LIBBEY INC.    POOR'S 500    PEER GROUP
6/18/93                         100.00        100.00        100.00
1993                            128.48        106.57        106.76
1994                            137.64        107.98        106.80
1995                            180.43        148.55        116.65
1996                            226.20        182.66        155.39

                             SECURITY OWNERSHIP OF
                           CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of December 31, 1996 with respect to any person known to the Company to be the beneficial owner of more than five percent of its common stock based upon Schedule 13Gs received by the Company and as of March 14, 1997, with respect to each of the Company's directors and nominees for director, each of the named executive officers and all directors and executive officers of the Company as a group and shares held by the trustee of the Company's Stock Purchase and Retirement Savings Plan, Stock Purchase and Supplemental Retirement Plan and Long-Term Savings Plan and Trust. The shares owned by the executive officers set forth below include the shares held in their accounts in the Stock Purchase and Retirement Savings Plan of the Company. An asterisk indicates ownership of less than one percent of the outstanding stock.

                                                              NUMBER OF SHARES
                          NAME AND ADDRESS                  BENEFICIALLY OWNED(1)  PERCENT OF
                         OF BENEFICIAL OWNER                        & (2)            CLASS
           -----------------------------------------------  --------------------   ----------
           The Capital Group Companies, Inc.(3)                   1,346,000            8.94
           333 South Hope Street
           Los Angeles, CA 90071
           FMR Corp.(4)                                           1,454,600            9.66
           82 Devonshire Street
           Boston, MA 02109
           Key Trust Company of Ohio, N.A.(5)                       943,506            6.26
           4900 Tiedeman Road
           Brooklyn, Ohio 44144
           Liberty Investment Management, Inc.(6)                 1,262,900            8.39
           2502 Rocky Point Drive, Suite 500
           Tampa, FL 3360
           Neuberger & Berman, LLC(7)                             1,246,550            8.28
           605 Third Avenue
           New York, NY 10158
           L. Frederick Ashton                                       85,209               *
           Robert R. Falter                                         138,058               *
           William A. Foley                                             500
           Peter C. McC. Howell                                      1,5008               *
           John F. Meier                                           153,7589               *
           Gary L. Moreau                                               500
           Richard I. Reynolds                                      134,833               *
           Arthur H. Smith                                          130,614
           Terry L. Wilkison                                          2,000               *
           Directors & Executive Officers as a Group                724,852            4.63

---------------

1 For purposes of this table, a person or group of persons is deemed to have beneficial ownership of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person has the right to acquire within 60 days of such date is deemed outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The information includes all currently exercisable options granted to Messrs. Meier, Reynolds, Falter, Ashton and Smith. The number of shares beneficially owned includes shares subject to options as follows: Mr. Meier -- 122,122; Mr. Reynolds -- 102,990; Mr. Falter -120,729; Mr.
  Ashton -- 64,278; Mr. Smith -- 98,939, and all executive officers as a group -- 624,531. Upon Mr. Falter's retirement on January 31, 1997 the options to purchase shares previously granted to him were, or became, exercisable with respect to 120,729 shares and permanently unexercisable with respect to 9,560 shares.

2 The table includes the number of equivalent shares of common stock that Messrs. Meier, Reynolds, Falter, Ashton, Smith and all officers as a group held in the Libbey Stock Purchase and Retirement Savings Plan as of March 14, 1997.

3 The schedule 13G received by the Company from The Capital Group Companies,
  Inc. indicates that it and its subsidiaries are the beneficial owners of 1,346,000 shares of common stock with dispositive power with respect to 1,346,000 common shares which were owned by various institutional investors and sole voting power with respect to 1,198,000 common shares. One of its subsidiaries, Capital Guardian Trust Company, a bank, is the beneficial owner with sole dispositive power of 1,296,000 common shares and sole voting power with respect to 1,148,000 common shares as a result of serving as investment manager of various institutional accounts.

4 The Schedule 13G received by the Company from FMR Corp. indicates that a wholly-owned subsidiary, Fidelity Management & Research Company, is the beneficial owner of 1,454,600 common shares as the result of acting as investment advisor to several registered investment companies. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 767,300 common shares. FMR Corp. has the sole power to dispose of the 1,454,600 common shares. The power to vote the shares owned directly by the funds resides with the fund's Boards of Trustees.

5 Key Trust Company of Ohio, N.A., as trustee of the Company's Stock Purchase and Retirement Savings Plan is the beneficial owner of 832,768 common shares; as trustee of the Company's Stock Purchase and Supplemental Retirement Plan is the beneficial owner of 110,715 common shares; and as trustee of the Company's Long-Term Savings Plan and Trust is the beneficial owner of 23 common shares. These plans are defined contribution plans for the Company's employees, each of whom has the right to instruct the trustee as to the manner in which the equivalent shares of the Company in his or her account in the Plans are to be voted.

6 The Schedule 13G received by the Company from Liberty Investment Management,
  Inc. indicates that it is the beneficial owner of 1,262,900 common shares with sole voting power and sole dispositive power with respect to 1,262,900 shares.

7 The Schedule 13G received by the Company from Neuberger & Berman, LLC.
  indicates that it is the beneficial owner of 1,246,550 common shares with shared dispositive power with respect to 1,246,550 common shares, with sole voting power with respect to 475,125 common shares and shared voting power with respect to 134,100 common shares. The foregoing schedule 13G indicates that in addition to the above shares, partners of Neuberger & Berman, LLC own 20,800 common shares in which Neuberger & Berman, LLC disclaims beneficial ownership.

8 Includes 750 shares held by family members of Mr. Howell. Mr. Howell disclaims any beneficial interest in such shares.

9 Includes 8,406 shares held by family members of Mr. Meier. Mr. Meier disclaims any beneficial interest in such shares.

                              INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors of the Company has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1997.

     A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if the representative so desires. The representative will be available to respond to appropriate questions.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, neither the Board nor management knows of any other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy holders named in the accompanying proxy to take such action as shall be in accordance with their judgment on such matters. All other matters to be voted upon by stockholders will require a majority vote of common stock represented in person or by proxy.

                              GENERAL INFORMATION

REVOCABILITY OF PROXIES:

     Any proxy solicited hereby may be revoked by the person giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing or at the Annual Meeting.

SOLICITATION COSTS:

     The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company's Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. Arrangements have been made with Corporate Investor Communications,

Inc. for a broker-nominee search and with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT:

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-ten-percent holders are required by SEC regulation to furnish the Company with copies of all such forms which they file.

     Based solely on the Company's review of the copies of Forms 3 and 4 and amendments thereto received by it during 1996, Forms 5 and amendments thereto received by it with respect to fiscal 1996, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the fiscal year ending December 31, 1996 all filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners subject to Section 16 of the Exchange Act were complied with.

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING:

     A stockholder desiring to submit a proposal for inclusion in the Company's Proxy Statement for the 1998 Annual Meeting must deliver the proposal so that it is received by the Company no later than November 27, 1997. The Company requests that all such proposals be addressed to Arthur H. Smith, Vice President, General Counsel and Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

REPORTS TO STOCKHOLDERS:

     The Company has mailed this Proxy Statement and a copy of its 1996 Annual Report to each stockholder entitled to vote at the Annual Meeting. Included in the 1996 Annual Report are the Company's consolidated financial statements for the year ended December 31, 1996.

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request therefore to Libbey Inc., Attention: Investor Relations, Kenneth G. Wilkes, Vice President, Chief Financial Officer and Treasurer, 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

                                          By Order of the Board of Directors,

                                          ARTHUR H. SMITH, Secretary

Toledo, Ohio
March 28, 1997

1. Election of all Directors  FOR all nominees [X]   WITHHOLD AUTHORITY to vote [X]      *EXCEPTIONS  [x]
                              listed below           for all nominees listed below

   The nominees for the board of directors are: John F. Meier and Gary L. Moroau
   (INSTRUCTIONS: TO withhold authority to vote any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

   *Exceptions
              -----------------------------------------------------------------
   To vote your shares for all Director nominees, mark "For" box on item 1. To withhold voting for all nominees mark "Withhold" box. If you do not wish your shares voted for a particular nominee, enter the name(s) of the exception(s) in the space provided above.

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.




                                                   Address Change and
                                                   or Comments Mark here [X]

                                             The form must be signed exactly
                                             as name(s) appear hereon.
                                             Attorneys-in-fact executors,
                                             trustees, guardians, corporate
                                             officers, etc. should give full title.
                                             Dated:                        1997
                                                   ------------------------

                                             ----------------------------------
                                                           Signature

                                             ----------------------------------
                                                           Signature

Sign, Date and Return the Proxy Card         Votes MUST be indicated [X]
in the Enclosed Envelope.                    (X) in Black or Blue ink.


                                  LIBBEY INC.
                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints each of John F. Meier, Richard I.
Reynolds, Arthur H. Smith and Kenneth G. Wilkes, as proxy, with full power of substitution, to vote all shares of Common Stock of Libbey Inc. held of record by the undersigned on March 14, 1997, at the Annual Meeting of Stockholders to be held on May 1, 1997, and at any adjournment thereof, upon the matters referred to on the reverse side and described in the proxy statement furnished herewith, and in their discretion, upon any other matters which may properly come before the meeting. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION
OF ALL LISTED DIRECTOR NOMINEES, AND IN THE PROXIES' DISCRETION ON ANY OTHER
MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL LISTED
DIRECTOR NOMINEES.

         Please sign on the reverse side of this card and return it promptly in the enclosed return envelope.

                                    (Continued, and please sign on reverse side)



                              LIBBEY INC.
                              P.0. BOX 11035
                              NEW YORK, N.Y. 10203-0035

